Exhibit 23.5

CONSENT OF QUALIFIED THIRD-PARTY FIRM

SAMUEL ENGINEERING INC.

July 29, 2025

Re: Annual Report on Form 10-K (the “Form 10-K”) to be filed by U.S. Gold Corp (the “Company”)

Samuel Engineering Inc. consents to:

●	the incorporation by reference and use of the technical report titled “Technical Report Summary CK Gold Project” (the “Technical Report Summary”), with an effective date of February 10, 2025, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as an exhibit to and referenced in the Form 10-K being filed by the Company with the SEC, and any amendments thereto;

●	the use of and reference to our company name in the Form 10-K, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form 10-K and the Technical Report Summary; and

●	the incorporation by reference of any extracts from, or summary of, the Technical Report Summary in the Form 10-K and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

We are a qualified person responsible for authoring, and this consent pertains to, Sections 1, 2, 14, 15.3, 15.4, 15.5.1, 18, 19, 21, 22, 23, 24 and 25 of the Technical Report Summary. We certify that we have read the Form 10-K and that the Form 10-K fairly and accurately represents the information in the Technical Report Summary for which we are responsible.

/s/ Samuel Engineering Inc.
Samuel Engineering Inc.